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                               STOLT-NIELSEN S.A.
                        OFFER TO EXCHANGE CLASS B SHARES
                         FOR ANY AND ALL COMMON SHARES

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 18, 2000, UNLESS THE EXCHANGE OFFER IS EXTENDED.

                         NORWEGIAN SHAREHOLDER VERSION

                                                                January 28, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    Stolt-Nielsen S.A., a company organized under the laws of Luxembourg (the "Company"), is offering to exchange (i) if so indicated in the Letter of Transmittal, one uncertificated Class B Share, no par value (together, the "Class B Shares"), registered in the Verdipapirsentralen system in Norway or
(ii) one American Depositary Share (representing one Class B Share), for each outstanding Common Share, no par value (together, the "Common Shares"), on the terms and subject to the conditions set forth in the Offering Circular dated January 21, 2000 (the "Offering Circular"), and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). The Company encloses herewith the materials listed below relating to the Exchange Offer.

    THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF COMMON SHARES BEING VALIDLY TENDERED. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE EXCHANGE OFFER--CERTAIN CONDITIONS OF THE EXCHANGE OFFER" IN THE OFFERING CIRCULAR.

    THE OSLO STOCK EXCHANGE HAS REVIEWED AND APPROVED THE SUPPLEMENTAL OFFERING MATERIALS (THE "NORWEGIAN SUPPLEMENT") THAT ARE ALSO PROVIDED WITH THIS LETTER. THEREFORE, AS OF THE DATE HEREOF, THE EXCHANGE OFFER IS BEING MADE TO HOLDERS OF COMMON SHARES DOMICILED IN, OR WITH REGISTERED ADDRESSES IN, NORWAY ("NORWEGIAN SHAREHOLDERS").

    For your information and for forwarding to your clients who are Norwegian Shareholders and for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  Offering Circular dated January 21, 2000;

    2.  Norwegian Supplement, including the Company's Annual Report on
       Form 20-F for the fiscal year ended November 30, 1998, the Company's Report on Form 6-K filed with the Securities and Exchange Commission on October 13, 1999 and the Company's Articles of Incorporation.

    3. Letter of Transmittal for your use and for the information of your clients (together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

    4. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Common Shares are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the exchange agent for the Exchange Offer (the "Exchange Agent") before the Expiration Date (as defined in the Offering Circular);

    5. Letter to Clients which may be sent to your clients for whose accounts you hold Common Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

    6. Return envelope addressed to First Chicago Trust Company of New York, the Exchange Agent.
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    PLEASE BRING THE OFFER TO THE ATTENTION OF YOUR CLIENTS AS PROMPTLY AS
POSSIBLE. THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 18, 2000, UNLESS THE EXCHANGE OFFER IS EXTENDED.

    Additional copies of the Offering Circular and the Norwegian Supplement are available from Den norske Bank Verdipapirservice ASA, Stranden 21, 0250 Oslo, telephone 22-48-10-50, facsimile 22-48-11-71, attention Grethe Nes or Ketil Giil Berg.

    None of the Company, the Board of Directors of the Company, the executive officers of the Company, the Financial Advisor (as defined in the Offering Circular), the Information Agent or the Exchange Agent makes any recommendation as to whether or not any holder of Common Shares should exchange any or all of such holder's Common Shares pursuant to the Exchange Offer.

    No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Common Shares pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any stock transfer taxes with respect to the transfer and sale of Common Shares to it or its order pursuant to the Exchange Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    To take advantage of the Exchange Offer, a duly executed and properly completed Letter of Transmittal, or an Agent's Message (as defined in the Offering Circular) in connection with a book-entry delivery of Common Shares, and any other required documents should be sent to the Exchange Agent with either certificate(s) representing the tendered Common Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

    As described under "The Exchange Offer--Procedure for Exchanging Common Shares" in the Offering Circular, tenders may be made even though certificates are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the Exchange Agent before the Expiration Date, if such tenders are made by or through an "Eligible Institution" (as defined in the Offering Circular). Certificates for Common Shares so tendered in proper form for transfer (or a confirmation of a book-entry transfer of such Common Shares into the Exchange Agent's account at the "Book-Entry Transfer Facility" described in the Offering Circular), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent within three Nasdaq trading days after the date of execution of a properly completed and duly executed Notice of Guaranteed Delivery.

    Any questions you have or request for additional copies of the enclosed material may be directed to D.F. King & Co., Inc., the Information Agent, at its address and telephone numbers set forth on the back cover of the enclosed Offering Circular.

                                          Very truly yours,
                                          STOLT-NIELSEN S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED IN SUCH MATERIAL.